Exhibit 99.1

Investor Relations: The IGB Group Leon Berman 212-477-8438 lberman@igbir.com	Media Contact: Joele Frank, Wilkinson Brimmer Katcher Jon Keehner / Kate Thompson / Lyle Weston 212-355-4449

CODI Provides Update on Refinancing and Strengthened Capital Structure

Reduces Weighted Average Cost of Debt, Extends Maturity Profile and Increases Liquidity

$569 Million of Revolver Available to Fund Future Acquisitions

WESTPORT, Conn. – March 23, 2021 – Compass Diversified (NYSE: CODI), an owner of leading middle market businesses, today provided an update on its recent refinancing and strengthened capital structure.

Following today’s closing of Compass Group Diversified Holdings LLC’s (the “Company” and, together with Compass Diversified, “CODI”) previously announced offering of $1.0 billion of 5.250% senior unsecured notes due 2029 (the “Notes”) in a private transaction and a concurrent refinancing transaction, CODI has repaid the debt under the Company’s previous credit facilities and, effective April 1, 2021, will redeem the Company’s 8.000% Senior Notes due 2026. In addition, CODI now has access to $569 million of its $600 million revolving credit facility available to fund future acquisitions.

“We are pleased to complete this refinancing and strengthen CODI’s capital structure to reduce our weighted average cost of debt, extend our maturity profile, and increase our liquidity,” said Elias Sabo, CEO of Compass Diversified. “Evaluating more efficient ways to tap into the capital markets remains a priority for our team. With access to capital at a lower cost, we believe we are better positioned to continue to leverage our permanent capital structure to our advantage as we seek to opportunistically acquire businesses and generate significant shareholder value.”

About Compass Diversified (“CODI”)

CODI owns and manages a diverse set of highly defensible North American middle market businesses. Each of its current subsidiaries is a leader in its niche market. For more information, visit compassdiversified.com.

Leveraging its permanent capital base, long-term disciplined approach and actionable expertise, CODI maintains controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-term cash flow generation and value creation. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and has consistently generated strong returns through its culture of transparency, alignment and accountability.

Our ten majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built technical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The design and manufacture of custom packaging, insulation and componentry (Altor Solutions);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and marketing of dial-based fit systems that deliver performance fit across footwear, headwear and medical bracing products (BOA Technology);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The design and manufacture of baseball and softball equipment and apparel (Marucci Sports);

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The manufacture and marketing of portable food warming systems used in the foodservice industry, creative indoor and outdoor lighting, and home fragrance solutions for the consumer markets (Sterno); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor).

Forward Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as “believes,” “seek,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2020 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.